© 2017 SunTrust Banks, Inc. SunTrust is a federally registered trademark of SunTrust Banks, Inc. 2017 BARCLAYS GLOBAL FINANCIAL SERVICES CONFERENCE Aleem Gillani, Chief Financial Officer September 12, 2017

2 The following should be read in conjunction with the financial statements, notes and other information contained in the Company‟s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This presentation includes non-GAAP financial measures to describe SunTrust‟s performance. We reconcile those measures to GAAP measures within the presentation or in the appendix. In this presentation, we present net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. This presentation contains forward-looking statements. Statements regarding future levels of the efficiency ratio, common equity tier 1 ratio, and technology enhancements are forward- looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “strategies,” “goals,” “initiatives,” “opportunity,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Such statements are based upon the current beliefs and expectations of management and on information currently available to management. They speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, Item 1A., “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC. Those factors include: current and future legislation and regulation could require us to change our business practices, reduce revenue, impose additional costs, or otherwise adversely affect business operations or competitiveness; we are subject to stringent capital adequacy and liquidity requirements and our failure to meet these would adversely affect our financial condition; the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on our earnings; our financial results have been, and may continue to be, materially affected by general economic conditions, and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition; changes in market interest rates or capital markets could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; our earnings may be affected by volatility in mortgage production and servicing revenues, and by changes in carrying values of our servicing assets and mortgages held for sale due to changes in interest rates; disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity; we are subject to credit risk; we may have more credit risk and higher credit losses to the extent that our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; we rely on the mortgage secondary market and GSEs for some of our liquidity; loss of customer deposits could increase our funding costs; any reduction in our credit rating could increase the cost of our funding from the capital markets; we are subject to litigation, and our expenses related to this litigation may adversely affect our results; we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations; we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, or borrower fraud, and this could harm our liquidity, results of operations, and financial condition; we face risks as a servicer of loans; we are subject to risks related to delays in the foreclosure process; consumers and small businesses may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; negative public opinion could damage our reputation and adversely impact business and revenues; we may face more intense scrutiny of our sales, training, and incentive compensation practices; we rely on other companies to provide key components of our business infrastructure; competition in the financial services industry is intense and we could lose business or suffer margin declines as a result; we continually encounter technological change and must effectively develop and implement new technology; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our framework for managing risks may not be effective in mitigating risk and loss to us; our controls and procedures may not prevent or detect all errors or acts of fraud; we are at risk of increased losses from fraud; a failure in, or breach of, our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; the soundness of other financial institutions could adversely affect us; we depend on the accuracy and completeness of information about clients and counterparties; our accounting policies and processes are critical to how we report our financial condition and results of operation, and they require management to make estimates about matters that are uncertain; depressed market values for our stock and adverse economic conditions sustained over a period of time may require us to write down some portion of our goodwill; our financial instruments measured at fair value expose us to certain market risks; our stock price can be volatile; we might not pay dividends on our stock; our ability to receive dividends from our subsidiaries or other investments could affect our liquidity and ability to pay dividends; and certain banking laws and certain provisions of our articles of incorporation may have an anti-takeover effect. IMPORTANT CAUTIONARY STATEMENT

SUNTRUST OVERVIEW

SunTrust is a leading financial institution focused on meeting clients' needs and improving their financial well-being. Our Company is differentiated by:

Culture
"Client First" culture centered on our purpose of *Lighting the Way to Financial Well-Being*

Size
Large enough to compete with the largest banks while still being able to serve our clients as "One Team"

Diversity
Strong regional bank with key national businesses, full product capabilities, and a diverse revenue mix

Market Position
Leading market shares in high growth markets (Southeast & Mid-Atlantic); supplemented by growing presence nationally

Key Statistics (Rank)[1,2]

$207B (11th) Assets	**$144B (9th)** Loans	**$160B (10th)** Deposits
9% EPS Growth[3]	**3.1%** Dividend Yield[4]	**11.3%** LTM ROTCE[5]

Deposit Market Share in Respective Top 10 MSAs[6]



14%
#3 of 12
6%
SunTrust
Peer Median

See appendix slide #21 for footnotes

3

SunTrust

GEOGRAPHIC PRESENCE

SunTrust has a well-diversified mix of regionally focused businesses (Southeast & Mid-Atlantic) and more nationally oriented businesses



Boston
New York
Chicago
Cleveland
Baltimore
San Francisco
Kansas City
Cincinnati
Washington, DC
Richmond
Nashville
Raleigh-Durham
Los Angeles
Charlotte
Memphis
San Diego
Atlanta
Dallas
Orlando
Houston
Tampa
Ft. Lauderdale
Miami

9 MSAs in the U.S. were in both the top 25 for job growth and population growth

5 are in the Southeast / Mid-Atlantic[1]

9 of top 25 busiest ports[2]

Regional Businesses
- Consumer Banking
- Commercial and Business Banking
- Consumer Lending (Home Equity, Credit Card)
- Private Wealth Management
- Retail Mortgage

National Businesses
- Corporate & Investment Banking
- Commercial Real Estate & Pillar Financial
- Consumer Lending (Auto, LightStream, Third Party Relationships)
- Specialty Private Wealth Management
- Correspondent Mortgage

See appendix slide #21 for footnotes

Note: Map is not representative of all SunTrust locations. Regional locations (Southeast and Mid-Atlantic) are generally cities with a significant retail and commercial presence. Cities outside of Southeast and Mid-Atlantic generally contain Wholesale Banking offices

4

INVESTMENT THESIS

2017 on track for 6th consecutive year of improvement across key metrics

1 Strong & Diverse Franchise; Investing in Growth

(Earnings per share[1])



$0.94
$2.19
$2.74
$3.23
$3.58
$3.60
2011
2012
2013
2014
2015
2016

2 Improving Efficiency & Returns

(Adjusted tangible efficiency ratio[2])



71.5%
66.9%
65.3%
63.3%
62.6%
62.0%
2011
2012
2013
2014
2015
2016

3 Strong Capital Position Supports Growth

(Dividends & share buybacks as a % of net income)



8%
11%
26%
48%
62%
73%
2011
2012
2013
2014
2015
2016

5 Year Total Shareholder Return: 140%; 2nd highest among peers[3]

1. 2012 and 2013 values represent adjusted earnings per share. GAAP earnings per share for 2012 and 2013 were $3.59 and $2.41, respectively. Please refer to appendix slide #20 for GAAP reconciliations
2. 2011, 2012, 2013, and 2014 values represent the adjusted tangible efficiency ratio. Adjusted figures are intended to provide management and investors information on trends that are more comparable across periods and potentially more comparable across institutions. GAAP efficiency ratios were 73.0%, 60.0%, 72.3%, 67.9%, 64.2% and 63.6% for 2011, 2012, 2013, 2014, 2015, and 2016 respectively. Please refer to appendix slide #19 for GAAP reconciliations
3. Source: Bloomberg. Reflects five years ended August 31, 2017. Peers include BAC, BBT, CFG, FITB, HBAN, KEY, MTB, PNC, RF, USB, WFC. Dividends assumed to be reinvested in same security

5

SUNTRUST

STRONG & DIVERSE FRANCHISE Investing in Growth 1

WHOLESALE SEGMENT

Emphasis on leveraging <u>differentiated</u> business model and working together as OneTeam to meet the capital markets needs of <u>all</u> Wholesale Banking clients

	Universal Banks	Regional Banks	Boutique Firms	SunTrust Wholesale Banking
Full Product Capabilities	✓	✗	✗	✓
Industry Vertical Expertise	✓	✗	✓	✓
Middle Market Focus	✗	✓	✓	✓
OneTeam Approach	✗	✓	✓	✓
Balance Sheet	✓	✓	✗	✓

Investment Banking Income for 1H 17 up 40% vs 1H 16
(on track for 10th consecutive record year)

Growth driven by CIB <u>and</u> non-CIB clients (CBB, CRE, PWM)

Continued Long-Term Growth



19% CAGR
Left Lead Relationships
2014
2Q 17
$44.0
$55.8
9% CAGR
Average Deposits ($B)
2014
2Q 17
$62.6
$72.3
5% CAGR
Average Loans ($B)
2014
2Q 17
$404
$583
16% CAGR
Investment Banking Income ($MM)
2014
LTM

7

8 CONSUMER: MEETING EVOLVING CLIENT NEEDS Branch ATM Teller Connect Call Center Chat, Email, Text Online Banking Our mobile-centric approach allows us focus on simplifying the client experience, meet clients where they want to do business, and reduce our cost to serve Mobile-Centric Strategy See appendix slide #21 for footnotes Investments In A Superior Mobile App1 1 4.3 3.6 STI Peer Median Mobile App Rating And Optimize Our Branch Network 3 1,659 1,281 2011 2Q 17 Full Service Branches To Meet Evolving Client Needs 2 2Q 15 2Q 17 Mobile Deposits

9 Unsecured Auto Home Improvement Debt Consolidation Secured Auto Marine, RV, Other SPOTLIGHT ON See appendix slide #21 for footnotes $2.3B $3.5B 2Q 16 2Q 17 Diverse, Growing Portfolio Average Balance1 Scalable & efficient online lending platform which provides for a superior client experience and enhances the Company’s return profile 34% 12%25% 18% 11% Good Risk-Adjusted Returns 5.48% Average Portfolio Yield2 0.54% LTM NCO 770+ Average FICO3 1.5–2 years Average Duration Efficient & Scalable Platform Avg. FICO Avg. Yield 801 2.58% 779 6.96% 744 9.42% 751 3.59% 779 6.85%

SPOTLIGHT ON TECHNOLOGY

Primary Objectives

1. Provide a consistent, superior client experience by creating an integrated ecosystem which meets clients where they are and brings SunTrust into their experiences
2. Enhance the efficiency and effectiveness of the Company

Recent Progress	Future Enhancements	Impact
Upgraded mobile app & digital foundation (improved user interface + capabilities)	Create an enterprise client portal Enhance mobile and payment capabilities	✓ Single source for financial confidence ✓ More integrated, tailored banking experience for clients ✓ Connects with clients beyond traditional banking channels
Built private cloud and began expanding to hybrid public & private cloud	Enhance flexibility and integration through API's	✓ Connects clients to the broader ecosystem of experiences and products ✓ Increases agility to meet client evolving client preferences
Established a data lake foundation	Advance data lake capabilities to support client insight and artificial intelligence (AI)	✓ Enhances ability to meet client needs ✓ Improves data aggregation capabilities for regulatory reporting
ncino. BLACK KNIGHT Upgraded loan origination platforms within Wholesale & Mortgage	LIGHTSTREAM Leverage LightStream platform to enhance digital lending & fraud detection	✓ Streamlines end-to-end origination ✓ Improves fraud protections ✓ Improves loan cycle times
Introduced robotic capabilities into Consumer and Wholesale	Deploy intelligent processes and bots using process automation, data, and AI	✓ Optimizes human capital ✓ Reduces opportunity for human error ✓ Better client experience

10 SUNTRUST

IMPROVING EFFICIENCY & RETURNS 2

12 ADJUSTED TANGIBLE EFFICIENCY RATIO1 Revenue Growth Initiatives across the Company  Leverage ongoing investments in technology → Execute Omni-Channel strategy → Streamline operations infrastructure; digitize end-to- end processes → More efficient deployment of human capital  More effectively manage third-party relationships  Execute on Consumer Segment integration strategy The Path to <60% Reduced Expenses 71.5% 66.9% 65.3% 63.3% 62.6% 62.0% 61%-62% <60% 2011 2012 2013 2014 2015 2016 2017 2019 Target 1. GAAP efficiency ratios were 73.0%, 60.0%, 72.3%, 67.9%, 64.2% and 63.6% for 2011, 2012, 2013, 2014, 2015, and 2016 respectively. Please refer to appendix slide #19 for GAAP reconciliations Target

13 $16.1 $21.3 12% 15% 4Q 14 2Q 17 Outstanding ($B) % of Total Loans OPTIMIZING THE BALANCE SHEET TO ENHANCE RETURNS See appendix slide #21 for footnotes Commercial & Industrial 47% Residential Mortgage (Non- Guaranteed) 18% Consumer Lending 15% Grow Consumer Lending1 Enhance Returns (NIM-FTE)2 Maintain Diversity1 2.91% 3.11% 2.95% 3.04% 2015 1H 2017 STI Peer Median

14 0.05% 0.13% 0.26% 0.31% 0.36% 0.36% 0.42% 0.46% 0.46% 0.47% 0.57% 0.77% STI Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10Peer 11 STRONG CREDIT QUALITY See appendix slide #21 for footnotes 2Q 17 Nonperforming Loan Ratio1 2Q 17 Net Charge-Off Ratio 0.41% 0.42% 0.49% 0.52% 0.57% 0.67% 0.78% 0.89% 0.92% 0.93% 0.94% 1.03% Peer 1 Peer 2 Peer 3 STI Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10Peer 11 0.20% 0.20% 0.20% 0.21% 0.27% 0.27% 0.28% 0.30% 0.34% 0.37% 0.39% 0.49% STI Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10Peer 11 CCAR Avg. Loss Rate (2014 – 2017)2 4 year Standard Deviation of Avg. CCAR Loss Rate 4.5% 4.6% 4.8% 4.9% 5.1% 5.2% 5.3% 5.4% 5.6% 5.8% 6.5% 6.7% STI Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10Peer 11

3 STRONG CAPITAL POSITION SUPPORTS GROWTH

16 STRONG CAPITAL POSITION 103% 92% SunTrust Peer Median 3.1% 2.5% SunTrust Peer Median Total Payout Ratio3 Dividend Yield4 #4 of 12 #2 of 12 Provides Capacity to Repatriate Capital and Deliver Above-Average Returns Common Equity Tier 11 Stressed Capital Erosion2 2.1% 2.6% SunTrust Peer Median #2 of 12 Strong Capital Position & Good CCAR Performance 9.7% ~8-9% Basel III CET1 Target Level See appendix slide #21 for footnotes

17 RECAP: WHY INVEST IN SUNTRUST? Strong & Diverse Franchise; Investing in Growth 5 consecutive years of EPS growth 1 Improving Efficiency & Returns 5 consecutive years of improvements in efficiency 2 Strong Capital Position 5 consecutive years of increased capital returns Attractive dividend yield 3

APPENDIX

RECONCILIATION: ADJUSTED EFFICIENCY RATIO (FTE) & ADJUSTED TANGIBLE EFFICIENCY RATIO (FTE)

	2011	2012	2013	2014	2015	2016
Reported (GAAP) Basis						
Net Interest Income	5,065	5,102	4,853	4,840	4,764	5,221
Noninterest Income	3,421	5,373	3,214	3,323	3,268	3,383
Revenue	8,486	10,475	8,067	8,163	8,032	8,604
Noninterest Expense[1]	6,194	6,284	5,831	5,543	5,160	5,468
Efficiency Ratio	73.0%	60.0%	72.3%	67.9%	64.2%	63.6%
Reconciliation:						
Net Interest Income	5,065	5,102	4,853	4,840	4,764	5,221
FTE Adjustment	114	123	127	142	142	138
Net Interest Income-FTE	5,179	5,225	4,980	4,982	4,906	5,359
Noninterest Income	3,421	5,373	3,214	3,323	3,268	3,383
Revenue-FTE	8,600	10,598	8,194	8,305	8,174	8,742
Efficiency Ratio-FTE	72.0%	59.3%	71.2%	66.7%	63.1%	62.6%
Adjustment Items (Noninterest Income):						
3Q-4Q 12 student / Ginnie Mae loan sale (losses)		(92)				
Securities gain related to the sale of Coca Cola stock		1,938				
Pre-tax mortgage repurchase provision related to loans sold to GSEs prior to 2009		(371)				
GSE mortgage repurchase settlements			(63)			
RidgeWorth sale				105		
Adjusted Noninterest Income	3,421	3,898	3,277	3,218	3,268	3,383
Adjusted Revenue-FTE[2]	8,600	9,123	8,257	8,200	8,174	8,742
Noninterest Expense[1]	6,194	6,284	5,831	5,543	5,160	5,468
Adjustment Items (Noninterest Expense):						
Legacy affordable housing impairment		96				
Charitable contribution of KO shares		38				
Impact of certain legacy mortgage legal matters			323	324		
Mortgage servicing advances allowance increase			96			
Adjusted Noninterest Expense[2]	6,194	6,150	5,412	5,219	5,160	5,468
Amortization Expense	43	46	23	25	40	49
Adjusted Tangible Expenses[2]	6,151	6,104	5,389	5,194	5,120	5,419
Adjusted Efficiency Ratio-FTE[3]	72.0%	67.4%	65.6%	63.7%	63.1%	62.6%
Adjusted Tangible Efficiency Ratio-FTE[3]	71.5%	66.9%	65.3%	63.3%	62.6%	62.0%

1. In accordance with updated GAAP, amortization of affordable housing investments of $40 million, $39 million, and $49 million were reclassified and are now presented in provision for income taxes for 2011, 2012, and 2013, respectively. Previously, the amortization was presented in other noninterest expense
2. Adjusted revenue and expenses are provided as they remove certain items that are material and potentially non-recurring. Adjusted figures are intended to provide management and investors information on trends that are more comparable across periods and potentially more comparable across institutions
3. Represents adjusted noninterest expense / adjusted revenue - FTE. Adjusted tangible efficiency ratio excludes amortization expense, the impact of which is (0.50%), (0.50%), (0.28%), (0.30%), (0.49%), and (0.56%) for 2011, 2012, 2013, 2014, 2015, and 2016, respectively

Note: 2011, 2012, 2013, and 2014 values represent the adjusted efficiency ratio and adjusted tangible efficiency ratio, 2015 and 2016 represent reported efficiency ratio and reported tangible efficiency ratio

19
SUNTRUST

20 RECONCILIATION OF EARNINGS PER SHARE ($ in millions, except per share amounts) 2012 2013 Net income available to common shareholders $1,931 $1,297 Significant items impacting the year: Operating losses related to recognition of certain mortgage-related legal matters - 323 Mortgage repurchase provision related to repurchase settlements - 63 Provision for unrecoverable servicing advances - 96 Securities gains related to sale of Coke stock (1,938) - Mortgage repurchase provision 371 - Charitable expense related to the Coke stock contribution 38 - Provision for credit losses related to NPL sales 172 - Losses on sale of guaranteed loans 92 - Valuation losses related to planned sale of Affordable Housing investments 96 - Tax (benefit)/expense related to above items 416 (190) Net tax benefit related to subsidiary reorganization and other - (113) Net income available to common shareholders, excluding significant items impacting the year $1,178 $1,476 Net income per average common share, diluted $3.59 $2.41 Net income per average common share, diluted, excluding significant items impacting the year $2.19 $2.74

21 FOOTNOTES Slide #3: 1. Assets, loans, and deposits as of June 30, 2017 2. Rank is amongst U.S. bank holding companies and excludes non-traditional banks. Asset and loan rankings are sourced via bank holding company regulatory filings (Y-9C) and are as of June 30, 2017. Deposit rankings are sourced via FDIC deposit market share data, and are as of June 30, 2016, pro-forma for completed and pending mergers and acquisitions 3. Represents percent growth from 1H 16 to 1H 17 4. As of September 7, 2017 5. Return on average common shareholders‟ equity was 8.3% for the 12 months ended June 30, 2017. The effect of excluding intangible assets, excluding MSRs, was 3.1% 6. Source: SNL Financial, as of June 30, 2016, based on top 10 MSAs (by deposits) for each institution, pro-forma for completed and pending mergers and acquisitions. Numerator is company‟s total deposits in its top 10 MSAs and denominator is total deposits in those 10 MSAs Slide #4: 1. Source: Census Bureau and Bureau of Labor Statistics. Represents the MSAs with the highest population growth percentages from FY 2010 to 2016 and with the fastest job growth from June 2009 to July 2017 2. Source: Bureau of Transportation Statistics. Represents water ports with the most containerized cargo tonage Slide #8: 1. Source: iOS and Android app store. Represents the average between iOS and Android ratings Slide #13: 1. Data as of June 30, 2017. Consumer Lending includes consumer direct loans (other than student guaranteed), consumer indirect loans and consumer credit cards. Guaranteed includes guaranteed student loans and guaranteed residential mortgages. Construction includes both commercial and residential construction. Note: totals may not foot due to rounding 2. Source: SNL Financial All Slides: Note: „LTM‟ refers to the 12 months ended June 30, 2017. Peer group includes BAC, BBT, CFG, FITB, HBAN, KEY, MTB, PNC, RF, USB, WFC Slide #14: 1. Represents nonaccrual loans divided by total loans (excluding loans held for sale). Source: SNL Financial as of June 30, 2017 2. Source: Federal Reserve (http://www.federalreserve.gov/bankinforeg/dfa-stress-tests.htm). Represents Federal Reserve‟s estimate of loan losses over 9 quarters (as a % of average total loans) in a severely adverse economic scenario Slide #9: 1. LightStream portfolio average balances for 2Q 16 and 2Q 17 2. For the three months ended June 30, 2017. Rates range from 2.19% to 17.49% depending on loan purpose, amount, term and credit profile 3. Represents FICO at the time of origination Slide #16 1. Basel III fully phased-in CET1 was estimated to be 9.5% as of June 30, 2017. However, on August 22, 2017, the US Regulatory Agencies issued a notice of proposed rulemaking applicable to banking organizations not subject to the Advanced Approaches rules (including SunTrust) that would extend the current capital / risk weighting treatment of MSRs and other capital adjustments indefinitely. Therefore, the method for calculating adjustments from transitional to fully phased-in may change and could modestly increase SunTrust‟s fully phased-in capital ratios 2. Represents the difference between the starting and minimum Basel III Common Equity Tier 1 Ratios resulting from the Federal Reserve‟s 2017 CCAR severely adverse scenario. Following the release of 2017 DFAST Results, SunTrust investigated the driver of $1.1B in „other losses‟ projected by the FRB. This loss resulted from a conservative interpretation of regulatory reporting requirements, which has since been adjusted. Going forward this loss is expected to be ~$0.1B. Therefore, $1.0 billion of losses are excluded from the capital erosion in the 2017 DFAST results, which reduces stressed capital erosion to 2.1% from 2.5% 3. Payout Ratio = (Common Stock Dividends and Share Repurchases) / Net Income Available to Common Shareholders. Source: Barclays Research CCAR 2017 Review: $132bn of Capital to Be Returned Over Next 4 Quarters 4. As of September 7, 2017